Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Helix Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Table 1—Newly Registered and Carry Forward Securities
	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity(1)	Class A ordinary shares, $0.0001 par value per share	457(c)	11,500,000 shares	$9.89	$113,723,500.00	$0.0000927	$10,542.17	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$113,723,500.00		$10,542.17
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$10,542.17

(1)	These securities are being registered solely in connection with the resale of the registrant’s Class A ordinary shares by certain selling shareholders (the “Selling Shareholders”) named in this registration statement. The Selling Shareholders have committed to purchase up to 11,500,000 Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), of Helix Acquisition Corp. (“Helix”) immediately prior to the consummation of its business combination with MoonLake Immunotherapeutics AG.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting of any share dividend, sub-division, recapitalization or other similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Class A Ordinary Shares as reported on February 3, 2022, which was $9.89 per share.